Exhibit 10.2

Form Document

CHANGE IN CONTROL AGREEMENT

THIS CHANGE IN CONTROL AGREEMENT (this “Agreement”) is entered into effective as of                     , 2010 (the “Effective Date”), by and between MetroPCS Communications, Inc., a Delaware corporation (the “Company”) and                      (the “Employee”).

W I T N E S S E T H:

WHEREAS, the Employee is currently employed as the [                    ] of the Company and is an integral part of its management;

WHEREAS, the Company considers it essential to the best interests of its stockholders to foster the continuous employment of key management personnel such as Employee;

WHEREAS, the Company recognizes that the possibility of a change in control of the Company will cause uncertainty and distract the Employee from his assigned duties to the detriment of the Company and its stockholders;

WHEREAS, the Company is concerned that without an agreement relating to Employee’s severance in the event of a change in control Employee may not be incented to stay and fulfill Employee’s assigned duties during the period prior to or after a change in control; and

WHEREAS, the Board of Directors of the Company (the “Board”) has determined that appropriate steps should be taken to reinforce and encourage the Employee’s continued attention and dedication to the Employee’s assigned duties in the event of a change in control of the Company.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement and other good and valuable consideration, the Employee and the Company, intending to be legally bound, hereby agree as follows:

Section 1: Definitions

The following terms shall have the meanings set forth below whenever used herein:

(a) “Affiliate” shall mean a person that directly, or indirectly through one (1) or more intermediaries, controls, or is controlled by, or is under common control with, a specified person.

(b) “Base Salary” shall mean the greater of: (i) the amount Employee was entitled to receive as salary on an annualized basis immediately prior to termination of Employee’s employment, and (ii) the amount Employee was entitled to receive as salary on an annualized basis immediately prior to a Change in Control (except that if the Change in Control occurs in a different calendar year than when such Change in Control is announced, such amount shall be the greater of (A) the amount Employee was entitled to receive as salary on an annualized basis immediately prior to a Change in Control and (B) the amount Employee was entitled to receive as salary on an annualized basis immediately prior to the announcement of a Change in Control), but in either case (x) including any amounts deferred pursuant to any deferred compensation program or contributions to the Company’s 401(k) Retirement Savings Plan and (y) excluding all annual cash performance awards (or equivalent award for annual performance), bonuses, overtime, long-term equity incentive awards, welfare benefit premium reimbursements and incentive compensation, payable by the Company as consideration for the Employee’s services.

(c) “Beneficial Owner” shall mean the beneficial owner of a security as determined pursuant to Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended.

(d) “Bonus” shall mean the greater of: (i) the target payment amount under the Company’s annual cash incentive award program (or equivalent award for annual performance) that was communicated to the Employee by the Board for the year in which the Employee’s employment is terminated, and (ii) the target payment amount under the Company’s annual cash incentive award program (or equivalent award for annual performance) that was communicated to the Employee by the Board for the year in which the Change in Control occurs (except that if the Change in Control occurs in a different calendar year than when such Change in Control is announced, such amount shall be the greater of (A) the target payment amount under the Company’s annual cash incentive award program (or equivalent award for annual performance) that was communicated to the Employee by the Board for the year in which the Change in Control occurs and (B) the target payment amount under the Company’s annual cash incentive award program (or equivalent award for annual performance) that was communicated to the Employee by the Board for the year in which the Change in Control was executed).

(e) “Cause” shall have the same meaning as such term in any effective individual employment agreement that the Employee has entered into with the Company; provided, however, that in the event that the Employee does not have such an employment agreement or such an employment agreement does not define the term “Cause,” then “Cause” shall mean the Employee’s (i) engagement in any act of gross negligence, recklessness, or willful misconduct on a matter that is not inconsequential, as reasonably determined by the Board in good faith or material violation of any duty of loyalty to the Company or its Affiliates, (ii) conviction by, or a plea of guilty or nolo contendere in, a court of competent and final jurisdiction for (A) any felony, or (B) any crime of moral turpitude, or (iii) commission of an act of fraud, embezzlement or dishonesty. For purposes hereof, no act or failure to act, on the Employee’s part, shall be deemed “Cause” if the Employee reasonably believed such acts or omissions were in the best interests of the Company.

(f) “Change in Control” shall mean the occurrence of one (1) of the following:

(i) A “change in the ownership of the Company” which shall occur on the date that any one (1) Person, or more than one (1) Person acting as a group, becomes the Beneficial Owner of stock in the Company that, together with stock held by such Person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of the Company; provided, however, if any one (1) Person or more than one (1) Person acting as a group, is considered to own more than 50% of the total fair market value or total voting power of the stock of the Company, the acquisition of additional stock by the same person or persons will not be considered a “change in the ownership of the Company” (or to cause a “change in the effective control of the Company” within the meaning of clause (ii) below) and an increase of the effective percentage of stock owned by any one (1) Person, or Persons acting as a group, as a result of a transaction in which the Company acquires its stock in exchange for property will be treated as an acquisition of stock for purposes of this paragraph; provided, further, however, that for purposes of this definition, the following acquisitions shall not constitute a Change in Control: (A) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any entity controlled by the Company, (B) any acquisition by investors (immediately prior to such acquisition) in the Company for financing purposes, as determined by the Board in its sole discretion, (C) any acquisition or merger with an entity owned, directly or indirectly, by stockholders of the Company in substantially the same proportions as their ownership of the Company, or (D) an underwriter temporarily holding securities pursuant to an offering of such securities. This clause (i) applies only when there is a transfer of the stock of the Company (or issuance of stock) and stock in the Company remains outstanding after the transaction;

(ii) A “merger of the Company” which shall occur on the date any merger, organization, business combination or consolidation of the Company or one (1) of its subsidiaries with or into any other company is consummated, other than a merger, reorganization, business combination or consolidation which would result in the holders of the voting securities of the Company outstanding immediately prior thereto holding securities which represent immediately after such merger, reorganization, business combination or consolidation more than 50% of the combined voting power of the voting securities of the Company or the surviving company or the parent of such surviving company;

(iii) A “change in the effective control of the Company” which shall occur on the date that either (A) any one (1) Person, or more than one (1) Person acting as a group, acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such Person or Persons) ownership of stock of the Company possessing 35% or more of the total voting power of the stock of the Company, except for (1) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any entity controlled by the Company, or (2) any acquisition by investors (immediately prior to such acquisition) in the Company for financing purposes, as determined by the Board in its sole discretion, (3) any acquisition or merger with an entity owned, directly or indirectly, by stockholders of the Company in substantially the same proportions as their ownership of the Company, or (4) an underwriter temporarily holding securities pursuant to an offering of such securities; or (B) a majority of the members of the Board are replaced during any twelve (12) month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election. For purposes of a “change in the effective control of the Company,” if any one (1) Person, or more than one (1) Person acting as a group, is considered to effectively control the Company within the meaning of this clause (ii), the acquisition of additional control of the Company by the same Person or Persons is not considered a “change in the effective control of the Company,” or to cause a “change in the ownership of the Company” within the meaning of clause (i) above; or

(iv) A “change in the ownership of a substantial portion of the Company’s assets” which shall occur on the date that any one (1) Person, or more than one (1) Person acting as a group, acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such Person or Persons) assets of the Company that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all the assets of the Company immediately prior to such acquisition or acquisitions. For this purpose, gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets. Any transfer of assets to an entity that is controlled by the shareholders of the Company immediately after the transfer, as provided in guidance issued pursuant to the Non-Qualified Deferred Compensation Rules, shall not constitute a Change in Control;

provided, however, that in the event any payment due to Employee under this Agreement would also constitute “deferred compensation” within the meaning of the Nonqualified Deferred Compensation Rules, either by design or due to a subsequent modification in the terms of such payment or as a result in a change in the law occurring after the Effective Date, then to the extent such payment is not exempt from the Nonqualified Deferred Compensation Rules by an applicable exemption, the term “Change in Control” shall mean an event that constitutes not only one (1) of the Change in Control events described in subsections (i) through (iv) above, but also constitutes a “change in control” within the meaning of the Nonqualified Deferred Compensation Rules. For purposes of the definition of a “Change in Control” under this Agreement, the provisions of section 318(a) of the Code regarding the constructive ownership of stock will apply to determine stock ownership; provided, that, Company stock underlying unvested stock options (including options exercisable for stock that is not substantially vested) will not be treated as owned by the individual who holds such stock options. In addition, for purposes of the definition of a “Change in Control” under this Agreement, “Company” includes (x) the Company, (y) the entity for whom the Employee performs services, and (z) an entity that is a stockholder owning more than 50% of the total fair market value and total voting power (a “Majority Shareholder”) of the Company or the entity identified in (y) above, or any entity in a chain of entities in which each entity is a Majority Shareholder of another entity in the chain, ending in the Company or the entity identified in (y) above.

(g) “Code” shall mean the Internal Revenue Code of 1986, as amended.

(h) “Disability” shall mean an inability to perform the Employee’s material services for the Company for a period of ninety (90) consecutive days or a total of one hundred eighty (180) days, during any three hundred sixty five (365) day period, in either case as a result of incapacity due to mental or physical illness, which is determined to be total and permanent. A determination of Disability shall be made by a physician reasonably satisfactory to both the Employee (or his guardian) and the Company, provided that the Employee (or his guardian) and the Company do not agree on a physician, the Employee and the Company shall each select a physician and these two together shall select a third physician, whose determination as to Disability shall be final, binding and conclusive with respect to all parties. Notwithstanding the above, eligibility for disability benefits under any policy for long-term disability benefits provided to the Employee by the Company shall conclusively establish the Employee’s Disability.

(i) “Good Reason” shall mean, without the express written consent of the Employee, the occurrence of any of the following:

(i) the material reduction or diminution in the Employee’s authority, duties or responsibilities with the Company (or any Affiliate of Company or any successor thereof), including, but not limited to, the continuous assignment of Employee of any duties materially inconsistent with Employee’s position with the Company (or any Affiliate of Company or any successor thereof), or a material negative change in the nature or status of Employee’s responsibilities or the conditions of Employee’s employment with the Company (or any Affiliate of Company or any successor thereof) from those in effect immediately prior to the Change in Control;

(ii) a material reduction in Employee’s annualized cash and benefits compensation opportunity, which shall include Employee’s base compensation, Employee’s annual target bonus opportunity and Employee’s aggregate employee benefits, as in effect immediately prior to a Change in Control; or

(iii) the relocation of the Employee to an office or location which would increase his daily commute distance by more than fifty (50) miles (one-way) from the location at which the Employee normally performed Employee’s services immediately prior to the occurrence of a Change in Control, except for travel reasonably required in the performance of the Employee’s responsibilities or the Employee being required to travel away from his office in the course of discharging the his responsibilities or duties hereunder significantly more (in terms of either consecutive days or aggregate days in any calendar year) than was required of the Employee prior to the Change in Control.

Notwithstanding the foregoing, in the case of the Employee’s allegation that his Employment was terminated for Good Reason: (A) Employee shall provide notice to the Company of the event alleged to constitute a Good Reason termination within ninety (90) days of the occurrence of such event, and (B) the Company shall be given the opportunity to remedy the alleged Good Reason termination event within ten (10) calendar days from receipt of notice of such allegation.

(j) “Nonqualified Deferred Compensation Rules” shall mean the limitations and requirements set forth in section 409A of the Code, the regulations promulgated thereunder, and any additional guidance issued by the Internal Revenue Service related thereto.

(k) “Person” shall mean any individual, group, partnership, corporation, association, trust, or other entity or organization.

(l) “Plans” shall mean the MetroPCS Communications, Inc. 2010 Equity Incentive Compensation Plan, as amended, the Amended and Restated MetroPCS Communications, Inc. 2004 Equity Incentive Compensation Plan, as amended, the Second Amended and Restated 1995 Stock Option Plan of MetroPCS, Inc., as amended, and any other equity incentive compensation plans adopted by the Company following the Effective Date of this Agreement.

(m) “Protection Period” shall mean the eighteen (18) month period commencing on the date that the Change in Control occurs.

(n) “Termination Event” shall mean the Employee’s Termination of Employment either:

(i) by the Company or its successor without Cause, excluding terminations due to the Employee’s death or Disability;

(ii) by the Company or its successor as a condition to the consummation of (or entry into, provided the transaction is consummated) the Change in Control transaction; or

(iii) by the Employee for Good Reason.

(o) “Termination of Employment” shall mean the Employee’s “separation from service” with the Company within the meaning of Treas. Reg. § 1.409A-1(h)(1)(ii).

Section 2: Term of Agreement

(a) Term. This Agreement is effective on the Effective Date and, unless sooner terminated by Employee pursuant to Section 2(b) of this Agreement, shall remain in full force and effect until (a) Employee’s Termination of Employment, if such Termination of Employment (i) occurs prior to a Change in Control, (ii) is by Employee without Good Reason, or (iii) is by the Company for Cause; (b) the end of the Protection Period following a Change in Control, if the Employee has not had a Termination of Employment prior to the end of such Protection Period unless extended by mutual agreement; and (c) the date that the Company has fully performed its obligations under Section 3 and 4 of this Agreement, if Employee suffers or experiences a Termination Event during the Protection Period following the Change in Control (the “Term”).

(b) Employee Termination. Upon written notice at any time prior to the expiration of this Agreement, Employee may terminate this Agreement without any further liability to, or by, the Company.

(c) Survival. Notwithstanding the expiration of the Term or other termination of this Agreement, (i) Sections 5(a), 5(c), 6(d) and 6(k) of this Agreement shall survive any expiration or termination of this Agreement, (ii) unless this Agreement is terminated by Employee pursuant to Section 2(b) of this Agreement, Section 5(b) of this Agreement shall survive any expiration or termination of this Agreement, and (iii) if a Change in Control shall occur prior to the expiration of the Term or other termination of this Agreement, the terms of this Agreement shall survive to the extent necessary to enable Employee to enforce his rights under Sections 3 and 4 of this Agreement.

Section 3: Severance Benefits

(a) Termination due to a Termination Event. In the event that the Employee’s employment with the Company or its successor is terminated due to the occurrence of a Termination Event during the Protection Period following a Change in Control, the Employee shall be entitled to the following payments and other benefits:

(i) The Company shall pay to the Employee a lump sum cash amount equal to the sum of (A) the Employee’s accrued and unpaid salary as of his date of termination plus (B) reimbursement for all expenses reasonably and necessarily incurred by the Employee (in accordance with Company policy) prior to termination in connection with the business of the Company plus (C) any accrued vacation pay, to the extent not theretofore paid plus (D) any amounts vested, but unpaid, prior to termination for annual cash performance awards (or equivalent award for annual performance) plus (E) the Employee’s annual cash incentive award or (or equivalent award for annual performance) pro-rated of the number of days the Employee was employed by the Company or its Affiliates during the calendar year in which the Employee’s Termination of Employment occurs plus (F) payments for any other benefits which have vested or accrued prior to Employee’s Termination of Employment. This amount shall be paid within ten (10) days of the Employee’s Termination of Employment, or pursuant to the time set forth in the applicable plan document from which any vested benefits shall be paid, as applicable.

(ii) Subject to the Company’s receipt of the Release in accordance with Section 3(c), the Company shall pay to the Employee an additional lump sum cash amount equal to [                     (        )] times the sum of (A) Employee’s Base Salary plus (B) Employee’s Bonus (collectively, “Severance Payment”). This amount shall be paid in accordance with the timing set forth in Section 3(c) below.

(iii) Subject to the Company’s receipt of the Release in accordance with Section 3(c), the Company shall provide the Employee (and the Employee’s dependents, if applicable), for a period of                      (        ) years (                     (        ) months) following his Termination of Employment, with a similar level of medical and dental insurance benefits upon substantially the same terms and conditions as existed immediately prior to the Employee’s termination with co-payments to be made by the Employee not to exceed the amount that the Employee was obligated to pay prior to his Termination of Employment. This benefit shall commence to be provided to Employee in accordance with the timing set forth in Section 3(c) below.

(A) To the extent that any such medical or dental benefits are self-funded or provided pursuant to an insured plan, and during the period Employee would, but for the continued coverage provided pursuant to this Section 3(a)(iii), be entitled to continuation coverage with respect to such benefits pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), if Employee elected such coverage and paid the applicable premiums (the “COBRA Continuation Period”), the costs of the continued benefit coverage provided under this Section 3(a)(iii) will be imputed as income to the Employee and reported on Form W-2. Following the COBRA Continuation Period, to the extent Employee is still entitled to continued coverage pursuant to this Section 3(a)(iii), the medical and dental coverage to be continued under such self-funded arrangement shall be provided in accordance with the provisions of Treas. Reg. § 1.409A-3(i)(1)(iv)(A) as it applies to the provision of in-kind benefits.

(B) Notwithstanding the foregoing provisions of this Section 3(a)(iii), in the event the Company is unable to provide any of the promised medical or dental benefits under its benefit plans, the Company will reimburse Employee for amounts necessary to enable the Employee to obtain medical and dental benefits substantially equal to what was provided to the Employee immediately prior to the Employee’s termination taking into account the amount of co-payment required by the Employee; provided, that any such reimbursement will be made in accordance with the provisions of Treas. Reg. § 1.409A-3(i)(1)(iv), including but not limited to the requirements that (I) the expenses eligible for reimbursement will be determined by reference to the objective and nondiscretionary criteria set forth in the Company’s medical and dental benefit plans, (II) the expenses eligible for reimbursement during one (1) taxable year of the Employee will not affect the expenses eligible for reimbursement in any other taxable year (provided, that a limit imposed on the amount of expenses that may be reimbursed over some or all of the continuation period described in this Section 3(a)(iii) shall not in and of itself cause the reimbursement arrangement described herein to fail to satisfy the requirements of Treas. Reg. § 1.409A-3(i)(1)(iv)), (III) the reimbursement of an eligible expense will be made on or before the last day of the Employee’s taxable year following the taxable year in which the expense was incurred, and (IV) the right to reimbursement will not be subject to liquidation or exchange for another benefit.

(C) Notwithstanding the foregoing provisions of this Section 3(a)(iii), in the event the Employee becomes reemployed with another employer and becomes eligible to receive medical and dental benefits similar to the benefits described herein from such employer, including co-payment amounts, the medical and dental benefit coverage provided for herein shall terminate. Benefit continuation provided pursuant to this Section 3(a)(iii) will be applied towards any continuation coverage to which the Employee is entitled pursuant to the Company provided medical and dental benefits plan.

(b) Other Severance Pay. The Employee shall not be entitled to receive payment under any severance plan, policy or arrangement maintained by the Company (other than this Agreement). If the Employee is entitled to any notice or payment in lieu of any notice of termination of employment required by Federal, state or local law, including but not limited to the Worker Adjustment and Retraining Notification Act, the amounts to which the Employee would otherwise be entitled under this Agreement shall be reduced by the amount of any such payment in lieu of notice. Except as provided herein, if the Employee is entitled to any severance or termination payments under any employment or other agreement (other than amounts payable under Sections 3(a)(i) and 4) with, or any plan or arrangement of, the Company, the payments to which the Employee would otherwise be entitled under this Agreement shall be reduced by the amount of such payment actually made. Except as set forth above, the foregoing payments and benefits shall be in addition to and not in lieu of any payments or benefits to which the Employee and his dependents may otherwise be entitled to under the Company’s compensation and employee benefit plans. Nothing herein shall be deemed to restrict the right of the Company to amend or terminate any such plan in a manner generally applicable to similarly situated active employees of the Company, in which event the Employee shall be entitled to participate on the same basis (including payment of applicable contributions) as similarly situated active employees of the Company.

(c) Release and Payment. Payments under Sections 3(a)(ii) and (iii) of this Agreement shall be conditioned upon the execution, non-revocation, and delivery of a Release Agreement in the form attached hereto as Exhibit A (the “Release”) by Employee within sixty (60) days of the date of Employee’s Termination of Employment. The payments due under Sections 3(a)(ii) and (iii) of this Agreement shall be made (or commenced, in the case of the payments due under Section 3(a)(iii) of this Agreement) to the Employee on the sixtieth (60th) day following the Employee’s Termination of Employment, provided that the Company has received a properly executed Release by the Employee during such sixty (60) day period and the revocation period during which Employee is entitled to revoke such Release has expired on or prior to the sixtieth (60th) day following the Employee’s Termination of Employment. If the Employee fails to properly execute and deliver the Release (or the proper revocation period has not expired during the allowed sixty (60) day period following the Employee’s Termination of Employment), the Employee agrees that he shall not be entitled to receive the benefits described in Sections 3(a)(ii) and (iii) of this Agreement. Notwithstanding anything contained herein to the contrary, Employee has no obligation to execute the Release and a failure to execute (or revoke) the Release by Employee shall only result in a failure to receive the payments under Sections 3(a)(ii) and 3(a)(iii) of this Agreement and shall not form the basis for a breach of this Agreement by the Employee. The Company shall deliver the final form of the Release for Employee’s consideration within the three day period immediately following the Employee’s Termination of Employment in order to ensure that the Employee has adequate time to complete each of the Employee’s requirements set forth herein.

(d) Insurance Policies. In the event of the Employee’s Termination of Employment or in the event the Company intends to discontinue maintaining certain life insurance policies, if any, the Company shall, at the request of the Employee, assign and transfer to the Employee (or his nominee) each insurance policy insuring the life of the Employee and owned by the Company which has no cash surrender value, to the extent that the Company is permitted to do so by the terms of such insurance policy.

Section 4: Change in Control Benefits

Notwithstanding anything to the contrary in any individual award agreement or employment agreement entered into by and between the Employee and the Company, all outstanding equity-based and/or incentive compensation awards the Employee holds at the time of the Change in Control pursuant to the Company’s Plans shall become 100% vested or exercisable, as applicable, and nonforfeitable, as follows:

(a) With respect to all stock options, stock appreciation rights, restricted stock units or other similar award then outstanding and held by the Employee, the award shall become immediately vested and fully exercisable as of the date of the Change in Control, notwithstanding any provision within an individual award agreement or employment agreement for exercise in installments.

(b) With respect to restricted stock, phantom stock or other similar awards then outstanding and held by the Employee, all restrictions and conditions of the award shall be deemed satisfied, and the restriction period or other limitations on payment in full with respect thereto shall be deemed to have expired, as of the date of the Change in Control.

(c) With respect to awards under the Plans then outstanding and held by the Employee, the award shall become fully vested, deemed earned in full and, subject to Section 6(l), promptly paid to the Employee as of the date of the Change in Control, without regard to payment schedules and notwithstanding that the applicable performance cycle, retention cycle or other restrictions and conditions shall not have been completed or satisfied as of the date of the Change in Control.

Section 5: Certain Covenants by the Employee

(a) Protection of Confidential Information. The Employee acknowledges that in the course of his employment with the Company, the Employee has obtained confidential, proprietary and/or trade secret information of the Company, relating to, among other things, (i) programs, strategies, information or materials related to the business, services, manner of operation and activities of the Company, (ii) customers, suppliers, dealers, distributors, clients or prospects of the Company, (iii) computer hardware or software used in the course of the Company business, (iv) marketing strategies or other activities of the Company from or on behalf of any of its clients, (v) business plans, business strategies, and employee names and information, (vi) trade secrets, patent applications, and other intellectual property of the Company, and (vii) customer proprietary network information and personal information of directors, officers, employees, customers, agents, suppliers or contractors (hereinafter collectively referred to as “Confidential Information”); provided, however, that, for purposes of this Agreement, the term Confidential Information shall not include any information that (i) was publicly known at the time of disclosure to Employee, (ii) becomes publicly known or available thereafter other than by any means in violation of this Agreement or any other duty owed to the Company or any of its Affiliates by any person or entity; or (iii) is lawfully disclosed to Employee by a third party. The Employee recognizes that such Confidential Information has been developed by the Company at great expense; is a valuable, special and unique asset of the Company which it uses in its business to obtain competitive advantage over its competitors; is and shall be proprietary to the Company; is and shall remain the exclusive property of the Company; is not to be transmitted to any other person, entity or thing; and, is not to be used by Employee except in the course of carrying our Employee’s duties and responsibilities of employment with the Company or its Affiliates. Accordingly, as a material inducement to the Company to enter into this Agreement with the Employee and in partial consideration for the compensation payable hereunder to the Employee, the Employee hereby:

(i) warrants and represents that he has not disclosed, copied, disseminated, shared or transmitted any Confidential Information to any person, firm, corporation or entity for any reason or purpose whatsoever, except in the course of carrying out the Employee’s duties and responsibilities of employment with the Company or its Affiliates;

(ii) agrees to not disclose, copy, disseminate, share or transmit any Confidential Information in the future using the same degree of care Employee uses for his own confidential information of similar importance, but in no event less than a reasonable standard of care;

(iii) agrees not to make use of any Confidential Information for his own purposes or for the benefit of any person, firm, corporation or other entity, except that, in the course of carrying out the Employee’s duties and responsibilities of employment, the Employee may use Confidential Information for the benefit of any Affiliate of the Company;

(iv) warrants and represents that all Confidential Information in his possession, custody or control that is or was a property of the Company has been or shall be returned to the Company by or on the date of the Employee’s termination; and

(v) agrees that he will not reveal, or cause to be revealed, this Agreement or its terms to any third party (other than the Employee’s attorney, tax advisor, or spouse), except as required by law.

The Employee’s covenants in this Section 5(a) of this Agreement are in addition to, and do not supercede, the Employee’s obligations under any confidentiality, invention or trade secret agreements executed by the Employee, or any laws protecting the Company’s Confidential Information and, unless a longer period of time is required under applicable law, Employee’s obligations under this Section 5(a) shall terminate two (2) years after a Change in Control.

(b) Non-Solicitation. For a period commencing on the Termination Event and terminating on the [                     (        )] month anniversary thereof, Employee shall not, either on Employee’s own account or jointly with or as a manager, agent, employee, consultant, general partner, joint venture, majority owner or controlling shareholder or otherwise on behalf of any other person, firm or corporation, directly or indirectly solicit for employment any person who is an employee or officer of the Company or its Affiliates and successors at the time of solicitation; provided, however, that a general advertisement to which an employee or officer of the Company, its Affiliates of their successors responds shall in no event be deemed to result in a breach of this Section 5(b).

(c) Breach of Covenants. The Employee acknowledges that the restrictions contained in Sections 5(a) and 5(b) of this Agreement correctly set forth the understanding of the parties at the time this Agreement is entered into, are reasonable and necessary to protect the legitimate interests of the Company. The Employee also acknowledges that any breach of Sections 5(a) and 5(b) of this Agreement will cause substantial injury to the Company for which money damages will not be an adequate remedy. In the event of any such breach, the Company shall be entitled, in addition to any other remedy, to seek a preliminary or permanent injunctive relief without the requirement to post a bond. If any court having jurisdiction shall find that any part of the restrictions set forth in this Agreement are unreasonable in any respect, it is the intent of the parties that the restrictions set forth herein shall not be terminated, but that this Agreement shall remain in full force and effect to the extent (as to time periods and other relevant factors) that the court shall find reasonable.

Section 6: Miscellaneous

(a) Tax Withholding. All payments required to be made to the Employee under this Agreement shall be subject to withholding of amounts relating to income tax, excise tax, employment tax and other payroll taxes to the extent required to be withheld pursuant to applicable law or regulation.

(b) No Mitigation; Offset. The Employee shall be under no obligation to minimize or mitigate damages by seeking other employment, and the obtaining of any such other employment shall in no event effect any reduction of obligations hereunder for the payments or benefits required to be provided to the Employee, except as specifically provided in Section 3(a)(iii) of this Agreement with respect to medical and dental benefits coverage. The obligations of the Company hereunder shall not be affected by any set-off or counterclaim rights which any party may have against the Employee; provided, however, that the Company may offset any amounts owed to the Company by the Employee against any amounts owed to the Employee by the Company hereunder.

(c) Overpayment. If, due to mistake or any other reason, the Employee receives benefits under this Agreement in excess of what this Agreement provides, the Employee shall repay the overpayment to the Company in a lump sum within thirty (30) days of notice of the amount of overpayment. If the Employee fails to so repay the overpayment, then without limiting any other remedies available to the Company, the Company may deduct the amount of the overpayment from any other benefits which become payable to the Employee under this Agreement or otherwise.

(d) Severability. In the event that any provision of this Agreement is determined to be partially or wholly invalid, illegal or unenforceable, then such provision shall be modified or restricted to the extent necessary to make such provision valid, binding and enforceable, or if such provision cannot be modified or restricted, then such provision shall be deemed to be excised from this Agreement, provided that the binding effect and enforceability of the remaining provisions of this Agreement shall not be affected or impaired in any manner. No waiver by a party of any provisions or conditions of this Agreement shall be deemed a waiver of similar or dissimilar provisions and conditions at the same time or any prior or subsequent time.

(e) Successors and Assigns. This Agreement and all rights hereunder are personal to the Employee and shall not be assignable by the Employee; provided, however, that any amounts that shall have become payable under this Agreement prior to the Employee’s death shall inure to the benefit of the Employee’s heirs or other legal representatives, as the case may be. This Agreement shall be binding upon and inure to the benefit of the Company and any successor of the Company. The Company shall require any successor to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no succession had taken place. Upon such assumption by the successor, the Company automatically shall be released from all liability hereunder (and all references to the Company herein shall be deemed to refer to such successor). In the event a successor does not assume this Agreement, the benefits payable or to be provided pursuant to Sections 3 and 4 of this Agreement will be paid or provided immediately prior to the Change in Control.

(f) Entire Agreement. Except as otherwise specifically provided herein, this Agreement constitutes the entire agreement between the parties respecting the subject matter hereof and supersedes any prior and contemporaneous agreements respecting severance benefits upon a Change in Control. No amendment to this Agreement shall be deemed valid unless in writing and signed by the parties. A waiver of any term, covenant, agreement or condition contained in this Agreement shall not be deemed a waiver of any other term, covenant, agreement or condition, and any waiver of any default in any such term, covenant, agreement or condition shall not be deemed a waiver of any later default thereof or of any other term, covenant, agreement or condition.

(g) Notices. Any notice required or permitted to be given by this Agreement shall be effective only if in writing, delivered personally or by courier or by facsimile transmission or sent by express, registered or certified mail, postage prepaid, to the parties at the addresses hereinafter set forth, or at such other places that either party may designate by notice to the other. Notice to the Employee shall be addressed to the last known address in the Company’s records.

Notice to the Company shall be addressed to:

MetroPCS Communications, Inc.

2250 Lakeside Boulevard

Richardson, Texas 75082

Attn: Vice President, Human Resources

(h) Governing Law. Notwithstanding any conflicts of law or choice of law provision to the contrary, this Agreement shall be construed and interpreted according to the laws of the State of Delaware.

(i) No Right to Continued Employment. Nothing in this Agreement shall confer on the Employee any right to continue in the employ of the Company or interfere in any way (other than by virtue of requiring payments or benefits as expressly provided herein) with the right of the Company to terminate the Employee’s employment at any time.

(j) Unfunded Obligation. Any payments hereunder shall be made out of the general assets of the Company. The Employee shall have the status of general unsecured creditor of the Company, and the Agreement constitutes a mere promise by the Company to make payments under this Agreement in the future as and to the extent provided herein.

(k) Arbitration. All claims, demands, causes of action, disputes, controversies or other matters in question (“Claims”), arising solely out of this Agreement, whether arising in contract, tort or otherwise and whether provided by statute, equity or common law, that the Company may have against the Employee or that the Employee may have against the Company or its parents, Subsidiaries or Affiliates, or against each of the foregoing entities’ respective officers, directors, employees or agents in their capacity as such or otherwise, shall be submitted to binding arbitration, if such Claim is not resolved by the mutual written agreement of the Employee and the Company, or otherwise, within thirty (30) days after notice of the dispute is first given. Any arbitration shall be conducted in accordance with the Federal Arbitration Act (“FAA”) and, to the extent an issue is not addressed by the FAA, with the then-current National Rules for the Resolution of Employment Disputes of the American Arbitration Association (“AAA”) or such other rules of the AAA as are applicable to the claims asserted. If a party refuses to honor its obligations under this Section 6(k), the other party may compel arbitration in either federal or state court. The arbitrator shall apply the substantive law of Delaware (excluding choice-of-law principles that might call for the application of some other jurisdiction’s law) or federal law, or both as applicable to the claims asserted. The arbitrator shall have exclusive authority to resolve any dispute relating to the interpretation, applicability or enforceability or formation of this Agreement (including this Section 6(k)), including any claim that all or part of the Agreement is void or voidable and any claim that an issue is not subject to arbitration. The results of arbitration will be binding and conclusive on the parties hereto. Any arbitrator’s award or finding or any judgment or verdict thereon will be final and unappealable. All parties agree that venue for arbitration will be in the major metropolitan area in which Employee’s office with the Company was located immediately prior to the Employee’s Termination of Employment, or, if Employee has not incurred a Termination of Employment, the major metropolitan area in which Employee’s office with the Company was located at the time the Claim arose (the “Arbitration Venue”), and that any arbitration commenced in any other venue will be transferred to the Arbitration Venue upon the written request of any party to this Agreement. In the event that an arbitration is actually conducted pursuant to this Section 6(k), the party in whose favor the arbitrator renders the award shall be entitled to have and recover from the other party all costs and expenses incurred, including reasonable attorneys’ fees, reasonable costs and other reasonable expenses pertaining to the arbitration and the enforcement thereof and such attorneys fees, costs and other expenses shall become a part of any award, judgment or verdict. Any and all of the arbitrator’s orders, decisions and awards may be enforceable in, and judgment upon any award rendered by the arbitrator may be confirmed and entered by any federal or state court having jurisdiction. All privileges under state and federal law, including attorney-client, work product and party communication privileges, shall be preserved and protected. The decision of the arbitrator will be binding on all parties. Arbitrations will be conducted in such a manner that the final decision of the arbitrator will be made and provided to the Employee and the Company no later than one hundred twenty (120) days after a matter is submitted to arbitration. All proceedings conducted pursuant to this agreement to arbitrate, including any order, decision or award of the arbitrators, shall be kept confidential by all parties. EMPLOYEE ACKNOWLEDGES THAT, BY SIGNING THIS AGREEMENT, EMPLOYEE IS WAIVING ANY RIGHT THAT EMPLOYEE MAY HAVE TO A JURY TRIAL OR A COURT TRIAL OF ANY SERVICE RELATED CLAIM ALLEGED BY EMPLOYEE.

(l) Section 409A of the Code. Notwithstanding any provision of this Agreement to the contrary, if the Employee is considered a “specified employee” upon his Termination from Employment under such procedures as established by the Company in accordance with the Nonqualified Deferred Compensation Rules, any portion of a cash or benefit distribution made upon such a Termination from Employment that would cause the acceleration of, or an addition to, any taxes pursuant to the Nonqualified Deferred Compensation Rules may not commence earlier than six (6) months after the date of such Termination from Employment; any payments or benefits that would be exempt from the Nonqualified Deferred Compensation Rules shall be paid in accordance with the original schedules noted in other sections of this Agreement. Therefore, in the event this Section 6(l) is applicable to the Employee, any distribution which would cause the acceleration of, or an addition to, any taxes pursuant to the Nonqualified Deferred Compensation Rules that would otherwise have been paid to the Employee within the first six (6) months following the Termination from Employment shall be accumulated and paid to the Employee in a lump sum on the first day of the seventh (7th) month following the Termination from Employment. All subsequent distributions, if any, shall be paid in the manner otherwise specified herein.

(m) Captions and Headings. Captions and paragraph headings are for convenience only, are not a part of this Agreement and shall not be used to construe any provision of this Agreement.

(n) Counterparts. This Agreement may be executed in counterparts, each of which shall constitute an original, but both of which when taken together shall constitute one (1) Agreement.

(o) Attorneys Fees. If the Employee shall be the prevailing party in any dispute, claim or litigation relating to an alleged breach of this Agreement, the Employee shall be entitled to reimbursement of all of his costs and expenses, including reasonable attorneys’ fees, incurred in connection with such dispute, claim or litigation, including any appeal therefrom. For purposes of this Section 6(o), the determination of which party is to be considered the prevailing party shall be decided by the court of competent jurisdiction or independent party (i.e., mediator or arbitrator) that resolves such dispute, claim or litigation.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

METROPCS COMMUNICATIONS, INC.

By:
Name:
Its:

EMPLOYEE

Name:

EXHIBIT A

Agreement and Release

This Agreement and Release (“Release”) is entered into between the undersigned employee (“Employee”), and MetroPCS Communications, Inc., a Delaware corporation (the “Company”), in connection with the Change in Control Agreement between Employee and the Company dated                     , 2010 (the “Change in Control Agreement”). Employee shall have sixty (60) days to consider, execute and deliver this Release to the Company; such sixty (60) day period shall also include the lapse of the revocation period noted within this Release or any other statutory revocation period for the Release provided to Employee by law. By executing this Release, Employee agrees that sixty (60) days is a reasonable amount of time to carry out and allow for each of the above-described actions. While Employee may execute and deliver this Release to the Company at any time during such sixty (60) day period, Employee acknowledges that payment shall be received or commenced, as applicable and if any, at the time set forth in Section 2 of this Release.

Section 1: Definitions

(a) “Released Parties” means the Company and its past, present and future parents, subsidiaries, divisions, successors, predecessors, employee benefit plans and affiliated or related companies, and also each of the foregoing entities’ past, present and future owners, officers, directors, stockholders, investors, partners, managers, principals, members, committees, administrators, sponsors, executors, trustees, fiduciaries, employees, agents, assigns, representatives and attorneys, in their personal and representative capacities. Each of the Released Parties is an intended beneficiary of this Release.

(b) “Claims” means all theories of recovery of whatever nature, whether known or unknown, recognized by the law or equity of any jurisdiction. It includes, but is not limited to, any and all actions, causes of action, lawsuits, claims, complaints, petitions, charges, demands, liabilities, indebtedness, losses, damages, rights and judgments in which Employee has had or may have an interest. It also includes but is not limited to any claim for wages, benefits or other compensation; provided, however that nothing in this Release will affect Employee’s entitlement to benefits pursuant to the terms of any employee benefit plan (as defined in the Employee Retirement Income Security Act of 1974, as amended) sponsored by the Company in which Employee is a participant or any Plan. The term Claims also includes but is not limited to claims asserted by Employee or on Employee’s behalf by some other person, entity or government agency.

(c) Other capitalized terms used herein but not defined herein shall have the meanings ascribed to such terms in the Change of Control Agreement.

Section 2: Consideration and Conditions to Payment

The Company agrees to pay Employee the consideration set forth in Sections 3(a)(ii) and (iii) of the Change in Control Agreement. The Company will make this payment to Employee, or commence making payments to Employee, as applicable, on the sixtieth (60th) day following Employee’s Termination of Employment, provided that Employee has satisfied all requisite conditions to receive such payment as noted within this Release and the Change in Control Agreement. Employee acknowledges that the payment that the Company will make to Employee under this Release is in addition to anything else of value to which Employee is entitled and that the Company is not otherwise obligated to make this payment to Employee.

Section 3: Release of Claims

(a) In consideration of the payments to be made under Section 3(a)(ii) and (iii) of the Change in Control Agreement, Employee, on behalf of himself and Employee’s heirs, executors, administrators, legal representatives, successors, beneficiaries, and assigns, unconditionally release and forever discharge the Released Parties from, and waive, any and all Claims that Employee has or may have against any of the Released Parties arising from Employee’s employment with the Company, the termination thereof, and any other acts or omissions occurring on or before the date Employee signs this Release.

(b) The release set forth in Paragraph 3(a) includes, but is not limited to, any and all Claims under (i) the common law (tort, contract or other) of any jurisdiction; (ii) the Rehabilitation Act of 1973, the Age Discrimination in Employment Act, the Americans with Disabilities Act, Title VII of the Civil Rights Act of 1964, and any other federal, state and local statutes, ordinances, employee orders and regulations prohibiting discrimination or retaliation upon the basis of age, race, sex, national original, religion, disability, or other unlawful factor; (iii) the National Labor Relations Act; (iv) the Employee Retirement Income Security Act; (v) the Family and Medical Leave Act; (vi) the Fair Labor Standards Act; (vii) the Equal Pay Act; (viii) the Worker Adjustment and Retraining Notification Act; and (ix) any other federal, state or local law.

(c) In furtherance of this Release, Employee promises not to bring any Claims against any of the Released Parties in or before any court or arbitral authority.

Section 4: Acknowledgment

Employee acknowledge that, by entering into this Release, the Company does not admit to any wrongdoing in connection with Employee’s employment or termination, and that this Release is intended as a compromise of any Claims Employee has or may have against the Released Parties. Employee further acknowledges that Employee has carefully read this Release and understands its final and binding effect, has had a reasonable amount of time to consider it, has been advised to seek, and has had the opportunity to seek, the advice of legal counsel of Employee’s choosing, and is entering this Release voluntarily. In addition, Employee hereby certifies his understanding that Employee may revoke the Release by providing written notice thereof to the Company within seven (7) days following execution of the Release and that, upon such revocation, this Release will not have any further legal effect.

Section 5: Covenant Not to Compete

(a) In consideration of the payment to be made to Employee pursuant to Sections 3(a)(ii) and (iii) of the Change in Control Agreement, for a period commencing on the Termination Event and terminating on the [                     (        )] month anniversary thereof, Employee shall refrain from providing any form of consulting, employment or assistance to the entities or persons set forth on Schedule 1 to this Agreement (or their successors)(“MetroPCS Competitors”); provided, however, that Employee may consult with, or provide services or assistance to, an entity or person set forth on Schedule 1 to this Agreement (or their successors) other than as an employee, officer, or director of such entity or person so long as such services or assistance does not involve, and will not result in, the use or disclosure of Confidential Information.

(b) If Employee materially breaches Section 5(a), the parties agree that it would be difficult to calculate the damages associated with such breach. Accordingly, if Employee materially breaches Section 5(a), as liquidated damages and not as a penalty and as Company’s sole and exclusive damages for such breach, (i) Employee shall promptly pay to the Company (or its successor) an amount equal to the Severance Payment Employee has received at the time of Employee’s breach, multiplied by the fraction (x/y), where (x) shall mean the difference between [                     (        )] and the number of full months between the event of Employee’s breach and the Termination Event, and where (y) shall equal [                     (        )] (the “Recoupment Payment”), and (ii) the Company shall be entitled to cease providing the benefits provided to the Employee by the Company pursuant to Section 3(a)(iii) of the Change in Control Agreement. To illustrate the potential calculation of this Section 5(b), if the Severance Payment received was $100,000, and Employee breaches the covenant in Section 5(a) six (6) full months following the Termination Event, Employee shall promptly pay the Company $                     ($100,000 multiplied by (([        ]-6)/[        ])). Upon the Employee’s payment of the Recoupment Payment, the Employee shall have no further obligations or liabilities under this Section 5.

(c) Employee may terminate his obligations under Section 5(a) at any time upon prior written notice to the Company and payment of an amount equal to the Recoupment Payment, calculated as of the effective date of such written notice. If Employee intentionally terminates his obligations under Section 5(a), the Company shall be entitled to immediately cease providing the benefits provided to Employee by the Company pursuant to Section 3(a)(iii) of the Change in Control Agreement.

Section 6: Applicable Law

This Release shall be construed and interpreted pursuant to the laws of the State of Delaware without regard to its choice of law rules and shall be subject to the arbitration clause set forth in Section 6(k) of the Change in Control Agreement.

Section 7: Severability

Each part, term, or provision of this Release is severable from the others. Notwithstanding any possible future finding by a duly constituted authority that a particular part, term, or provision is invalid, void, or unenforceable, this Release has been made with the clear intention that the validity and enforceability of the remaining parts, terms and provisions shall not be affected thereby. If any part, term, or provision is so found invalid, void or unenforceable, the applicability of any such part, term, or provision shall be modified to the minimum extent necessary to make it or its application valid and enforceable.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year set forth below.

METROPCS COMMUNICATIONS, INC.	EMPLOYEE

By:	By:
Name:	Name:
Title:	Date:
Date:

Schedule 1

to

Agreement and Release

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